                         INDEX TO FINANCIAL STATEMENTS

I.      PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF REGAL CINEMAS, INC.:

         Pro Forma Consolidated Financial Statements Introduction . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
         Pro Forma Consolidated Statements of Income for the three months ended March 30, 1995 and March 28, 1996 . .  F-3
         Notes to Pro Forma Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
         Pro Forma Consolidated Balance Sheet at March 28, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
         Notes to Pro Forma Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

II.      HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF GEORGIA STATE THEATRES, INC.:

         Consolidated Balance Sheets at December 29, 1995 and March 28, 1996  . . . . . . . . . . . . . . . . . . . .  F-9
         Consolidated Statements of Income for the three months ended March 30, 1995 and March 28, 1996 . . . . . . . F-10
         Consolidated Statements of Cash Flows for the three months ended March 30, 1995 and March 28, 1996 . . . . . F-11
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-12

III.     COMBINED HISTORICAL SUMMARIES OF KRIKORIAN PREMIERE THEATRES, INC.:

         Combined Historical Summary of Net Theatre Assets Acquired as of December 31, 1995 and March 31, 1996 . . .  F-13
         Combined Historical Summary of Direct Theatre Operating Revenues and Expenses for the three months ended
             March 31, 1995 and March 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14
         Notes to Combined Historical Summaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-15

                              REGAL CINEMAS, INC.
            PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  INTRODUCTION

On February 2, 1996, the Company entered into the Agreement to acquire Georgia State Theatres, Inc. ("GST") for approximately 912,000 shares of the Company's common stock, subject to adjustment in certain circumstances. GST, headquartered in Atlanta, Georgia, has 10 theatres with 68 screens in Georgia. Provided shareholder approval of the merger is obtained the Company intends to close the transaction and effect the Merger on May 30, 1996.

Also, the Company has entered into an agreement to acquire certain assets related to 8 theatres with 69 screens from an individual, George Krikorian, and corporations controlled by him (the "Krikorian Acquisition"). The purchase price for the Krikorian Acquisition is approximately $14.1 million cash and approximately 470,000 shares of Company common stock with an estimated fair market value of $14.1 million on the date of agreement on the terms of the acquisition. The cash portion will be financed from availability under the Company's credit facility. The theatres are located in California. The transaction is subject to the completion of due diligence. The transaction is expected to be consummated in May 1996 and will be accounted for under the purchase method of accounting.

On April 28, 1995, the Company completed the acquisition of one theatre with 8 screens from Cinema South, Inc., two theatres with 18 screens from Southern Cinemas, Inc. and one theatre with 14 screens from South Asheville Cinemas, Inc. (collectively, "Acquisition"). The aforementioned theatres were S corporations and were owned individually or jointly by Jack Fuller, Jr. and William Stembler. The purchase price for Acquisition was $14.3 million cash and other consideration and 160,875 shares of Company common stock with an approximate fair market value of $2.5 million. The cash portion was financed from availability under the Company's credit facility. The theatres are located in North and South Carolina. This transaction was accounted for under the purchase method of accounting.

The following unaudited pro forma consolidated statement of income for the three months ended March 30, 1995, gives effect to the merger with GST and the acquisitions of Acquisition and Krikorian as if the transactions had been effected at the beginning of the period. The unaudited pro forma consolidated statement of income for the three months ended March 28, 1996 gives effect to the merger with GST and the acquisition of Krikorian as if the transactions had been effected at the beginning of the period.

The following unaudited pro forma consolidated balance sheet as of March 28, 1996 gives effect to the merger by the Company with GST and the acquisition of Krikorian as if the transactions had occurred on March 28, 1996.

The pro forma financial statements have been prepared by management of the Company and may not be indicative of the financial position or results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

                              REGAL CINEMAS, INC.
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                       THREE MONTHS ENDED MARCH 30, 1995
                                 (IN THOUSANDS)

                                             Regal
                                            Cinemas,
                                              Inc.              Acquisition
                                             Three                Three            Acquisition
                                             Months              Months                Pro                  Regal/
                                             Ended                Ended              Forma              Acquisition
                                            3/30/95              3/30/95           Adjustment            Pro Forma
                                         -----------------------------------------------------------------------------
 Revenues:
    Admissions                             $25,650              $  842                $  0                $26,492
    Concessions                             10,365                 464                   0                 10,829
    Other operating revenue                    686                  64                   0                    750
                                           ----------------------------------------------------------------------
Total Revenue                               36,701               1,370                   0                 38,071

Operating expenses:
    Film rental costs                       12,334                 351                   0                 12,685
    Cost of concession and other             1,291                  77                   0                  1,368
    Theatre operating expenses              14,798                 405                   0                 15,203
    General and administrative
    expenses                                 1,444                 109                   0                  1,553
    Depreciation and amortization (1)        2,072                 246                  22                  2,340
                                           ----------------------------------------------------------------------
    Total operating  expenses               31,939               1,188                  22                 33,149
                                           ----------------------------------------------------------------------
    Operating Income                         4,762                 182                 (22)                 4,922

 Other income (expense)
    Interest expense (2)                      (887)               (128)               (123)                (1,138)
    Interest income                             56                   0                   0                     56
    Other                                        0                   0                   0                      0
                                           ----------------------------------------------------------------------
 Income before income taxes                  3,931                  54                (145)                 3,840

 Provision (benefit) for income taxes (3)    1,559                   0                 (58)                 1,501
                                           ----------------------------------------------------------------------
 Income from continuing operations           2,972                  54                 (87)                 2,339
                                           ======================================================================
 Primary earnings from continuing
    operations per share:                  $   .13(4)

 Weighted average shares
    and equivalent                          17,973

 Fully diluted  earnings from
    continuing operations per share:       $   .13(4)

 Weighted average shares
    and equivalents                         17,973

                                                     Georgia
                                                     State
                                                     Theatres,
                                                       Inc.         Krikorian
                                                     Three            Regal/          Three
                                                     Months        Acquisition        Months
                                                     Ended          /GST Pro          Ended          Pro Forma      Pro Forma
                                                     3/30/95         Forma           3/31/95         Adjustments      Total
                                                     -------------------------------------------------------------------------
  Revenues
    Admissions                                       $1,865         $28,357          $2,997              $0          $31,354
    Concessions                                         720          11,549           1,175               0           12,724
    Other operting revenue                               69             819               0               0              819
                                                     -----------------------------------------------------------------------

 Total Revenue                                        2,654          40,725           4,172               0           44,897

 Operating expenses:
     Film rental costs                                  864          13,549           1,604               0           15,153
     Cost of concessions and other                      189           1,557             222               0            1,779
     Theatre operting expenses                        1,065          16,268           2,105               0           18,373
      General and administrative
       expenses                                          93           1,646               0               0            1,646
      Depreciation and amortization (1)                 143           2,483             217             136            2,836
                                                     -----------------------------------------------------------------------

      Total operating expenses                        2,354          35,503           4,148             136           39,787
                                                     -----------------------------------------------------------------------

      Operating Income                                  300           5,222              24            (136)           5,110

  Other income (expense)
      Interest expense (2)                              (75)         (1,213)              0            (247)          (1,460)
      Interest income                                     0              56               0               0               56
      Other                                             (69)            (69)              0               0              (69)
                                                     -----------------------------------------------------------------------

  Income before income taxes                            156           3,996              24            (383)           3,637

  Provision (benefit) for income taxes (3)               59           1,560               0            (105)           1,455
                                                     -----------------------------------------------------------------------

  Income from continuing operations                      97           2,436              24            (278)           2,182
                                                     =======================================================================
  Primary earnings from continuing
     operations per share                              $.11(5)         $.13                                             $.11(4)

  Weighted average shares
     and equivalents                                    912          18,925                                           19,395

  Fully diluted earnings from
     continuing operations per share                   $.11(5)         $.13                                             $.11(4)

  Weighted average shares
     and equivalents                                    912          18,925                                           19,395

     See notes to pro forma consolidated statements of income (unaudited)

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        (UNAUDITED) THREE MONTHS ENDED
                                MARCH 28, 1996
                                (IN THOUSANDS)

                       Regal Cinemas,    Georgia State
                            Inc          Theatres, Inc.                Krikorian
                        Three Months     Three Months                Three Months
                           Ended            Ended      Regal/ GST       Ended            Pro Forma     Pro Forma
                          3/28/96          3/28/96      Pro Forma      3/31/96        Adjustments (6)    Total
                       ----------------------------------------------------------------------------------------
 Revenues:

    Admissions              $36,737          $1,930     $38,667           $3,217              $0        $41,884
    Concessions              14,675             821      15,496            1,225               0         16,721

    Other operating
    revenue                     831              69         900               47               0            900
                            -----------------------------------------------------------------------------------
 Total Revenue               52,243           2,820      55,063            4,442               0         59,505

 Operating expenses:

    Film rental              18,922             958      19,880            1,796               0         21,676
    costs
    Cost of
         concession           1,892             178       2,070              249               0          2,319
         s and
         other

    Theatre
    operating                17,915             890      18,805            2,130               0         20,935
    expenses
    General and
    administrative
    expenses                  2,008             191       2,199                0               0          2,199

    Depreciation and
    amortization (1)          2,965             177       3,142              217             135          3,494
                            -----------------------------------------------------------------------------------

    Total operating
    expenses                 43,702           2,394      46,096            4,392             135         50,623
                            -----------------------------------------------------------------------------------
    Operating Income          8,541             426       8,967               50            (135)         8,882

 Other income (expense)

    Interest expense (2      (1,244)            (72)     (1,316)               0            (247)        (1,563)

    Interest income              96               6         102                0               0            102

    Other                         0             161         161                0               0            161
                            -----------------------------------------------------------------------------------
 Income before
 income taxes                 7,393             521       7,914               50            (382)         7,582
 Provision (benefit)
 for income taxes (3)         2,921             198       3,119                0             (86)         3,033
                            -----------------------------------------------------------------------------------
 Income from continuing
 operations                   4,472             323       4,795               50            (296)         4,549
                            ===================================================================================
 Primary earnings
   from continuing
   operations per share:       $.24(4)         $.35(5)     $.25                                            $.23(4)

 Weighted average
 shares and equivalents      18,334             912      19,246                                          19,716

 Fully diluted earnings
    from continuing
    operations per share:      $.24(4)         $.35(5)     $.25                                            $.23(4)

 Weighted average
 shares and equivalents      18,402             912      19,314                                          19,784


            See notes to pro forma consolidated statements of income (unaudited)

                             REGAL CINEMAS, INC.
       NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


         (1) To reflect additional depreciation and amortization on Acquisition and Krikorian assets acquired by the Company based upon their adjusted values using lives of 3-20 years for equipment and leasehold improvements, 25 years for buildings and 20 years for goodwill. The purchase price allocation, depreciation lives and depreciation calculations are as follows:

(In Thousands)

                                                                                       Depreciation Expense
                           Purchase Price                                               Three Months Ended
  Acquisition                Allocation                 Depreciation Period                   3/30/95
- --------------          --------------------            -------------------            ---------------------
 Land                         $ 1,500                           N/A                             $ --
 Building                       9,175                        25 years                             92
 Equipment                      5,000                       3-20 years                           162
 Goodwill                       1,125                        20 years                             14
                              -------                                                           ----
                              $16,800                                                           $268
                              =======                                                           ====
                                                         Pro Forma Adjustment                     22

                                              Historical Depreciation Expense                   $246
                                                                                                ====


                                                                                        Depreciation Expense
                            Purchase Price                                               Three Months Ended
    Krikorian                 Allocation                 Depreciation Period                   3/31/95
    ---------               --------------               -------------------            --------------------
 Equipment                     $ 5,175                        20 years                          $ 65
 Leasehold                       8,868                        20 years                           111
 Improvements
 Goodwill                       14,157                        20 years                           177
                               -------                                                          ----
                               $28,200                                                          $353
                               =======                                                          ====
                                                           Pro Forma Adjustment                  136
                                                                                                ----
                                                Historical Depreciation Expense                 $217
                                                                                                ====

                                                                                        Depreciation Expense
                            Purchase Price                                               Three Months Ended
    Krikorian                 Allocation                 Depreciation Period                  3/31/96
 ------------               --------------               -------------------            --------------------
 Equipment                        $ 5,175                    20 years                          $ 65
 Leasehold                          8,868                    20 years                           111
 Improvements
 Goodwill                          14,157                    20 years                           177
                                  -------                                                      ----
                                  $28,200                                                      $353
                                  =======                                                      ====
                                                           Pro Forma Adjustment                 135
                                                                                               ----
                                                Historical Depreciation Expense                $218
                                                                                               ====

         (2) To eliminate Acquisition's historical interest expense, and record the Company's estimated interest expense related to debt incurred for the Acquisition and Krikorian acquisitions ($14.3 million and $14.1 million, respectively, principal amount at an average rate of 7% for the 1995 and 1996 periods).

         (3) To reflect the net income tax impact of the acquired operating income and the aforementioned pro forma adjustments at the Company's effective income tax rate of 40%.

         (4)     Historical and pro forma primary and fully diluted per share
data are based on income from continuing operations.   Pro forma earnings per
share for the three months ended March 30, 1995 reflect the Company's historical weighted average shares and equivalents after giving effect to the issuance at the beginning of the period of 160,875, 912,000 and 470,000 shares of Company common stock associated with the Acquisition, GST and Krikorian transactions, respectively. Pro forma earnings per share for the three months ended March 30, 1996 reflect the Company's historical weighted average shares and equivalents after giving effect to the issuance at the beginning of the period of 912,000 and 470,000 shares of Company Common Stock associated with the GST and Krikorian transactions, respectively.

         (5) Historical GST primary and fully diluted per share data reflect the effect of the issuance of 912,000 shares of Company common stock associated with the GST merger.

         (6) The pro forma consolidated statements of income do not reflect certain estimated non-recurring charges aggregating approximately $1.5 million (approximately $1.1 million after tax) with respect to legal and accounting expenses associated with the GST merger (approximately $500,000) and amounts payable under compensation arrangements with certain GST officers (approximately $1 million).

                             REGAL CINEMAS, INC.
               PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 28, 1996
                                 (IN THOUSANDS)

                                            Georgia            Regal
                             Regal           State            Cinemas/
                           Cinemas,        Theatres,       Georgia State
                              Inc.            Inc.            Theatres        Krikorian          Pro Forma          Pro Forma
                            3/28/96         3/28/96            3/28/96         3/31/96          Adjustments           Total
                           --------        ---------       --------------    ----------         -----------         ---------
                                                              ASSETS
 Current assets:
    Cash and equivalents   $  1,148         $  1,185            $  2,333        $    0              $     0            2,333
    Prepaid expenses          2,562              394               2,956             0                    0            2,956
    Other current assets      3,013               43               3,056             0                    0            3,056
                           --------         --------            --------        ------              -------          -------
    Total current assets      6,723            1,622               8,345             0                    0            8,345


 Property and equipment:
    Land                     20,601            2,426              23,027             0                    0           23,027
    Buildings and
    leasehold
    improvements            134,247           10,915             145,162         4,621                4,247  (1)     154,030
    Equipment                82,949            4,938              87,887         3,680                1,495  (1)      93,062
    Construction in
    progress                 26,527                0              26,527             0                    0           26,527
                           --------         --------            --------        ------              -------          -------
                            264,324           18,279             282,603         8,301                5,742          296,646
 Accumulated depreciation
 and amortization           (36,192)          (7,845)            (44,037)       (5,481)               5,481  (1)     (44,037)
                           --------         --------            --------        ------              -------          -------
    Total property and
    equipment, net          228,132           10,434             238,566         2,820               11,223          252,609
                           --------         --------            --------        ------              -------          -------
 Other Assets:                9,709              173               9,882             0               14,157  (1)      24,039
                           --------         --------            --------        ------              -------          -------
    Total assets            244,564           12,229             256,793         2,820               25,380          284,993
                           ========         ========            ========        ======              =======          =======

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:

    Current maturities
    of long-term debt      $  8,600         $  3,300            $ 11,900        $    0              $     0           11,900

    Accounts payable         18,543              908              19,451             0                    0           19,451
    Other current
    liabilities               4,258              409               4,667             0                1,100  (2)       5,767
                           --------         --------            --------        ------              -------          -------
    Total current
    liabilities              31,401            4,617              36,018             0                1,100           37,118

 Long term debt, less
 current maturities          96,450                0              96,450             0               14,100  (1)     110,550

    Other liabilities         9,853            2,600              12,453             0                    0           12,453
                           --------         --------            --------        ------              -------          -------
    Total liabilities       137,704            7,217             144,921             0               15,200          160,121

 Shareholders' equity:
    Common stock             74,167              652              74,819             0               14,100  (1)      88,919
    Retained earnings
    (deficit)                32,693            4,360              37,053             0               (1,100) (2)      35,953
    Investment in
    Krikorian Theatres            0                0                   0         2,820               (2,820) (1)           0
                           --------         --------            --------        ------              -------          -------
    Total shareholders'
    equity                  106,860            5,012             111,872         2,820               10,180          124,872
                           --------         --------            --------        ------              -------          -------
    Total liabilities
     and shareholders'
     equity                $244,564           12,229             256,793         2,820               25,380          284,993
                           ========         ========            ========        ======              =======          =======

        See notes to pro forma consolidated balance sheet (unaudited)

                              REGAL CINEMAS, INC.
           NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)


         (1) To eliminate Krikorian's historical cost basis in assets to be acquired by the Company and record the allocation of consideration paid by the Company at fair value to the separately identifiable assets of the acquired theatre properties, as well as the debt incurred to finance the transaction. The consideration to be paid is approximately $14.1 million in cash and approximately 470,000 shares of Company common stock with an estimated fair market value of $14.1 million on the date of agreement on the terms of the acquisition. The allocation of the purchase price to assets is expected to be as follows:

 (IN THOUSANDS)

 Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $ 5,175
 Leasehold Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                8,868
 Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               14,157
                                                                                                    -------
                                                                                                     28,200
                                                                                                    =======

         The allocation of the purchase price is subject to adjustment when additional information concerning asset valuations is obtained. The final asset fair values may differ from those set forth in the accompanying unaudited pro forma consolidated balance sheet; however, the changes are not expected to have a material effect on the consolidated financial position of Regal Cinemas, Inc.

         (2) This accrual reflects certain non-recurring charges with respect to expenses associated with the GST merger. See Note 6 to Pro Forma Consolidated Statements of Income.

GEORGIA STATE THEATRES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                          ASSETS                                              MARCH 28,              DECEMBER 28,
                                                                                                1996                     1995
                                                                                           ---------------          --------------
      Current assets:
              Cash and equivalents                                                         $     1,184,894          $      738,090
              Due from related parties                                                                  --                 374,956
              Inventories                                                                           43,502                  44,190
              Prepaids and other current assets                                                    394,017                  17,418
                                                                                            ---------------          -------------
                       Total current assets:                                                     1,622,413               1,174,654

      Property and equipment:
              Land                                                                               2,426,143               2,444,643
              Buildings and leasehold improvements                                               8,164,288               8,164,288
              Equipment                                                                          4,938,170               4,938,170
              Property under capital lease                                                       2,750,000               2,750,000
                                                                                           ---------------           -------------
                                                                                                18,278,601              18,297,101

              Accumulated depreciation and amortization                                         (7,845,098)             (7,668,182)
                                                                                            --------------           -------------
                       Total property and equipment, net                                        10,433,503              10,628,919

      Investment in Gainesville Theatres, LLP                                                      173,325                 121,135
                                                                                           ---------------          --------------
                       Total assets                                                        $    12,229,241          $   11,924,708
                                                                                           ===============          ==============
                             LIABILITIES AND SHAREHOLDERS' EQUITY

      Current liabilities:
              Current maturities of long-term debt                                         $     3,300,000          $    3,400,000
              Accounts payable and accrued expenses                                                684,347                 209,468
              Obligations under capital lease - current portion                                     50,000                  53,681
              Income taxes payable                                                                 197,598                 202,990
              Film rental payable                                                                  224,257                 299,010
              Dividends payable                                                                    161,474                 271,124
                                                                                            --------------           -------------
                       Total current liabilities:                                                4,617,676               4,436,273

      Obligations under capital lease, less current portion                                      2,600,000               2,638,344
                                                                                            --------------           -------------
                       Total liabilities                                                         7,217,676               7,074,617

      Commitments

      Shareholders' equity:
      Common Stock 388,040 shares of $1 par value voting common stock and
        50,000 shares each of no par value series A and series B nonvoting
        common stock; all shares are authorized, issued and outstanding                            388,040                 388,040

              Additional paid-in capital                                                           263,996                 263,996

              Retained earnings                                                                  4,359,529               4,198,055
                                                                                           ---------------          --------------
                       Total shareholders' equity                                                5,011,565               4,850,091
                                                                                           ---------------          --------------
                       Total liabilities and shareholders' equity                          $    12,229,241          $   11,924,708
                                                                                           ===============          ==============

    See accompanying notes to condensed consolidated financial statements.

GEORGIA STATE THEATRES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                                      Three Months Ended
                                                            --------------------------------------
                                                              MARCH 28,                MARCH 30,
                                                                1996                     1995
                                                            --------------------------------------
Revenues:
   Admissions                                               $   1,929,825           $   1,864,938
   Concessions                                                    820,940                 720,270
   Other operating revenues                                        68,935                  69,019
                                                            -------------            ------------
      Total revenues                                            2,819,700               2,654,227
                                                            -------------            ------------
Operating expenses:
   Film rental costs                                              958,089                 863,533
   Cost of concessions                                            177,552                 188,848
   Theatre operating expenses                                     889,675               1,065,134
   General and administrative expenses                            191,268                  93,023
   Depreciation                                                   176,916                 143,491
                                                            -------------            ------------
      Total operating expenses                                  2,393,500               2,354,029
                                                            -------------            ------------
Operating Income                                                  426,200                 300,198
                                                            -------------            ------------
Other income (expense):
   Interest expense                                               (71,987)                (74,705)
   Interest income                                                  6,319                      76
   Rental income                                                    1,449                   1,542
   Equity in income of investee                                    52,190                      --
   Gain (Loss) on sale of assets                                  106,375                 (70,983)
                                                            -------------            ------------
Income before income taxes                                        520,546                 156,128

Income tax expense                                               (197,599)                (59,266)
                                                            -------------            ------------
Net income                                                  $     322,947            $     96,862

Dividends to Series A Shareholders                                161,474                  48,431
                                                            -------------            ------------
Net income applicable to all shareholders
                                                            $     161,473            $     48,431
                                                            =============            ============

Earnings per share                                          $        0.33            $       0.10
                                                            =============            ============




See accompanying notes to condensed consolidated financial statements.

GEORGIA STATE THEATRES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Three Months Ended
                                                                                   ---------------------------------------
                                                                                      March 28,                March 30,
                                                                                        1996                      1995
                                                                                   ---------------------------------------
 Cash flows from operating activities:
   Net income                                                                       $      322,947          $      96,862

   Adjustments to reconcile net income to net cash [used in]  provided by operating activities:
      Depreciation                                                                         176,916                143,491
      Loss(gain) on sale of assets                                                        (106,375)                70,983

      Changes in operating assets and liabilities:

         Inventories                                                                           688                 (1,374)
         Prepaids and other current assets                                                (376,599)              (248,707)
         Accounts payable and accrued expenses                                             474,754                (11,009)
         Amounts due from related parties                                                  374,956               (341,200)
         Income taxes payable                                                               (5,391)              (118,919)
         Film rental payable                                                               (74,752)               (19,804)
         Other liabilities                                                                      --                 72,073
                                                                                    --------------          -------------

            Net cash [used in] provided by operating activities                            787,144               (357,604)

 Cash flows from investing activities:                                              --------------          -------------
   Cash received from sale of assets                                                       125,000
   Capital expenditures                                                                         --               (391,778)
   Investment in Gainesville Theatres, LLP                                                 (52,190)               (65,734)
                                                                                    --------------          -------------
            Net cash (used in) provided by investing activities                             72,810               (457,512)
                                                                                    --------------          -------------
 Cash flows from financing activities:
   Dividends paid                                                                         (271,124)              (170,041)
   Borrowings under long-term debt                                                                                803,699
   Payments on long-term debt                                                             (100,000)                    --
   Payments on capital lease                                                               (42,026)                    --
                                                                                    --------------          -------------
            Net cash [used in] provided by financing activities                           (413,150)               633,658

 Net increase(decrease) in cash and equivalents                                            446,804               (181,458)

 Cash and cash equivalents at beginning of period                                          738,090                293,245
                                                                                    --------------          -------------
 Cash and cash equivalents at end of period                                         $    1,184,894          $     111,787
                                                                                    ==============          =============




See accompanying notes to condensed consolidated financial statements.

GEORGIA STATE THEATRES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     THE COMPANY AND BASIS OF PRESENTATION:

       Georgia State Theatres, Inc. and its wholly owned subsidiary, United Vendors, Inc. collectively referred to as "the Company", operate multi-screen motion picture theatres in and around Atlanta, Georgia. The Company formally operates on a fiscal year ending on the Thursday closest to December 31.

2.     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
       The condensed consolidated balance sheets as of March 28, 1996, the condensed consolidated statements of income for the three months ended March 28, 1996 and March 30, 1995, and the condensed consolidated statements of cash flows for the three months ended March 28, 1996 and March 30, 1995 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The December 28, 1995 information has been derived from the audited December 28, 1995 balance sheet of Georgia State Theatres, Inc.

       Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Amendment No. 2 to Form S-4 Registration Statement under the Securities Act of 1933 of Regal Cinemas, Inc. (as filed with the Securities and Exchange Commission on May 1, 1996) for the year ended December 28, 1995. The results of operations for the three-month period ended March 28, 1996 are not necessarily indicative of the operating results for the full year.

3.     INCOME TAXES

       The company's effective income tax rate differs from the expected federal income tax rate of 35% due to the inclusion of state income taxes.

4.     PENDING MERGER

       The Company has entered into an Agreement and Plan of Merger with Regal Cinemas, Inc. ("Regal"). The terms of the Merger Agreement provide that the holders of the Company's common stock will receive shares of Regal Common Stock in exchange for the Company's stock. Provided shareholder approval of the merger is obtained, the parties intend to close the transaction and effect the merger following a special meeting of the shareholders on May 30, 1996.

KRIKORIAN THEATRES

COMBINED HISTORICAL SUMMARY OF NET THEATRE ASSETS ACQUIRED
                                  (SEE NOTE 1)


                                                                            March 31,            December 31,
                                                                              1996                  1995
                                                                           -----------          ------------
Property and equipment:
  Leasehold improvements                                                 $  4,620,995          $   4,595,416
  Equipment                                                                 3,680,199              3,659,827
                                                                         ------------          -------------
                                                                            8,301,194              8,255,243
Accumulated depreciation                                                   (5,481,267)            (5,264,483)
                                                                         ------------          -------------
   Total property and equipment, net                                        2,819,927              2,990,760
                                                                         ------------          -------------
Total net theatre assets to be acquired                                  $  2,819,927          $   2,990,760
                                                                         ============          =============

KRIKORIAN THEATRES

COMBINED HISTORICAL SUMMARY OF DIRECT THEATRE OPERATING REVENUES AND EXPENSES
                                  (SEE NOTE 1)




                                                                   Three Months Ended
                                                              March 31,            March 31,
                                                                1996                 1995
                                                             -----------         -----------
Direct theatre operating revenues:
   Admissions                                              $  3,217,559         $  2,996,792
   Concessions                                                1,225,296            1,175,370
                                                           ------------         ------------
       Total direct theatre operating revenues                4,442,855            4,172,182
                                                           ------------         ------------
Direct theatre operating expenses:
   Film rental and booking costs                              1,796,338            1,604,507
   Cost of concessions                                          248,969              222,031
   Theatre operating expenses                                 2,130,365            2,104,938
   Depreciation                                                 216,783              216,784
                                                           ------------         ------------
       Total direct theatre operating expenses                4,392,455            4,148,260
                                                           ------------         ------------
   Excess of direct theatre operating revenues over
   expenses                                                $     50,400         $     23,922
                                                           ============         ============


KRIKORIAN THEATRES

NOTES TO HISTORICAL SUMMARIES



1.  BASIS OF PRESENTATION

    On February 2, 1996, Regal Cinemas, Inc. (Regal) entered into a letter of intent to acquire certain theatre assets, comprising eight theatres with 69 screens from the following entities:


                      Del Rosa Cinema, Inc. (8 screens)
                      Diamond Bar Cinema, Inc. (8 screens)
                      El Cajon Cinema, Inc. (8 screens)
                      Hemet Cinema, Inc. (12 screens)
                      Lake Elsinore Cinema, Inc. (8 screens)
                      Peninsula Cinema, Inc. (9 screens)
                      Terrace Cinema, Inc. (6 screens)
                      Whittwood Cinema, Inc. (10 screens)


    The combined Historical Summaries include certain accounts of all of the above entities, which are organized as Subchapter S corporations, and are owned solely by Mr. George Krikorian, an individual. Such entities are hereinafter collectively referred to and presented as "Krikorian Theatres." The consideration to be paid by Regal will consist of $14.1 million in cash and $14.1 million of Regal common stock, and the assumption of certain existing operating leases. As the theatre assets to be acquired by Regal are components of the above described entities, no separate legal entity or organization exists. The accompanying combined historical summary of net theatre assets acquired and the related combined historical summary of direct theatre operating revenues and expenses were prepared for the purpose of complying with certain rules and regulations of the Securities Exchange Commission (for inclusion in the registration statement on Form S-3 of Regal), and are not intended to be a complete presentation of the entities' assets or revenues and expenses. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the operating results for the full year.